SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nexity Financial Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

Dear Fellow Stockholder:

The board of directors has determined that it is in the best interests of Nexity Financial Corporation (the “Corporation”) to effect a one-for-four reverse stock split of the Corporation’s outstanding common stock to adjust the Corporation’s capital structure to make our common stock more attractive to investors and to better position the Corporation for possible capital-raising transactions in the future.

In order to effect the reverse stock split, the Corporation’s Restated Certificate of Incorporation must be amended. An amendment of the Corporation’s Restated Certificate of Incorporation requires the approval of both the Corporation’s board of directors as well as the holders of a majority of the issued and outstanding shares of the Corporation’s common stock. A Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation (the “Amendment”) was approved by the Corporation’s board of directors on July 27, 2005. The Amendment will effect a one-for-four reverse stock split of the Corporation’s outstanding common stock. The board has called a special meeting of stockholders to be held on Wednesday, August 31, 2005, at 10:00 a.m., at our offices at the address shown above, so that our stockholders may also vote upon the Amendment.

The accompanying Proxy Statement is being provided to you to explain the reverse stock split and the reasons for it. We hope you will be able to attend the special meeting in person. If you cannot attend, we ask that you execute the enclosed proxy and vote “FOR” the Amendment.

Sincerely

Greg Lee, Chairman and Chief Executive Officer

August 8, 2005

NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive, Suite 330

Birmingham, Alabama 35243

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Notice is hereby given that a Special Meeting of Stockholders of Nexity Financial Corporation will be held on Wednesday, August 31, 2005 at 10:00 A.M. local time, at 3500 Blue Lake Drive, Suite 330, Birmingham, Alabama 35243 for the following purpose, which is more completely set forth in the accompanying proxy statement:

1.	To consider and vote upon a proposal to amend Nexity Financial Corporation’s Restated Certificate of Incorporation to effect a one-to-four reverse stock split; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only those holders of common stock of record at the close of business on July 28, 2005, shall be entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares held, shall be open for examination by any stockholder at the principal office of the Corporation for any purpose germane to the meeting. Such list will be available at least 10 days prior to the meeting.

By Order of the Board of Directors

GREG L. LEE
Chairman of the Board and Chief Executive Officer

Birmingham, Alabama

August 8, 2005

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

NEXITY FINANCIAL CORPORATION

3500 Blue Lake Drive

Suite 330

Birmingham, Alabama 35243

205-298-6391

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Nexity Financial Corporation (the “Corporation”) at the direction of the Corporation’s board of directors. It is furnished in connection with a special meeting of stockholders of the Corporation to be held on Wednesday, August 31, 2005, at 10:00 a.m., at 3500 Blue Lake Drive, Suite 330, Birmingham, Alabama. The purpose of the special meeting is to vote upon an amendment to the Corporation’s Restated Certificate of Incorporation (the “Amendment”) to effect a one-for four reverse stock split of the Corporation’s outstanding common stock. The Amendment must be approved by a majority of the outstanding shares of common stock.

This Proxy Statement is being mailed on or about August 8, 2005 to holders of record of the Corporation’s common stock as of July 28, 2005 (the “record date”).

The entire cost of such solicitation will be borne by the Corporation. The Corporation, through its directors, officers, and regular employees, may solicit proxies personally or by telephone, in addition to solicitation by mail, but without additional compensation for such solicitation. The Corporation may request brokers and others to send the Proxy Statement to the beneficial owners of the shares and may reimburse them for their reasonable expense in doing so.

The shares represented by the accompanying proxy will be voted if the proxy is properly executed and received by the Corporation prior to the time of the meeting. All proxies delivered pursuant to this solicitation are revocable at any time prior to the exercise thereof at the option of the persons executing them. Unless revoked, properly executed proxies will be voted in accordance with the instructions contained therein. Proxies which contain no instructions will be voted “FOR” the Amendment.

The Corporation does not intend to present any matters for action other than those listed in the Notice of Special Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their discretion on such matters.

Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the Special Meeting is necessary to constitute a quorum at the meeting or any adjournment thereof.

A stockholder is entitled to one (1) vote, in person or by proxy, at the Special Meeting for each share of common stock of the Corporation held of record in his or her name at the close of business on the record date, July 28, 2005. An abstention or broker non-vote, while counting toward the presence of a quorum at the Special Meeting, will have the same effect as a “No” vote on the Amendment.

REVERSE STOCK SPLIT

(Proposal No. 1)

General

On July 25, 2005, the board of directors unanimously approved the Amendment that would effect a one-for-four reverse stock split of all issued and outstanding shares of our common stock, par value $.01 per share. The terms of the reverse stock split are set forth in the Amendment. The Amendment would amend section 4.01 of the Corporation’s Restated Certificate of Incorporation and replace it with a new section 4.01 as follows:

4.01 Upon the Certificate of Amendment to the Restated of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, automatically will be reclassified as and converted into one fourth (1/4) of a share of the Corporation’s common stock, par value $0.01 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent (i) a number of whole shares of the New Common Stock equal to the result obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by four and (ii) the right to receive cash in lieu of a fraction of a share of New Common Stock.

The total number of shares (the “Shares”) of all classes of stock which the Corporation shall have the authority to issue is 55,000,000 shares of which 5,000,000 shares of the par value of $0.01 per share are to be Preferred Stock and 50,000,000 shares of the par value of $0.01 per share are to be Common Stock (i.e., the New Common Stock as described above).

Purpose of Reverse Stock Split

The primary purpose of the Amendment and the reverse stock split is to adjust the Corporation’s capital structure to make our common stock more attractive to investors and to better position the Corporation for possible capital-raising transactions in the future. Our board of directors has determined that investors who would otherwise be potential investors in our common stock would prefer to invest in shares that trade at a price in excess of $10 per share. Our board of directors has approved the one-for-four reverse split of all outstanding shares of our common stock with the expectation that the reverse split may cause the per-share market value to approximately quadruple, resulting in a trading price comfortably above the $10 level.

Effects of Reverse Stock Split

A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the Corporation, in this case, by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock. For example, if our board of directors implements the one-for-four reverse stock split of our common stock, then, as an example, a stockholder holding 4000 shares of our common stock before the reverse stock split would hold 1000 shares of our common stock after the reverse stock split. A stockholder holding 4115 shares would hold 1028.75 shares after the stock split and the .75 fractional share would be paid to the stockholder in cash as described below, leaving the holder with 1028 shares. The reverse stock split would also result in a relative increase in the available number of authorized but unissued shares of our common stock, because the number of shares authorized for issuance is otherwise unchanged by the Amendment. Each stockholder’s proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from cash payments in lieu of fractional shares of our common stock. Outstanding shares of new common stock resulting from the reverse stock split will remain fully paid and non-assessable.

As noted above, the board of directors expects that the reverse stock split will lead the common stock to trade at a higher price per share than its recent trading prices in private transactions; however, the board recognizes that the reverse stock split might not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, all of which will depend upon factors such as our performance and business prospects, among others.

The reverse stock split also will affect the presentation of stockholders’ equity on our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. The market price of our common stock also will be based on our performance and other factors, many of which are unrelated to the number of outstanding shares of our common stock. If the reverse stock split is implemented and the market price of our common stock later declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Finally, the reverse stock split, if implemented, will affect the outstanding options to purchase our common stock. Our option plans include provisions requiring adjustments to the following in the event of a reverse stock split: (i) the number of shares of our common stock covered by the plans; (ii) the number of shares of our common stock subject to outstanding options granted under the plans; and (iii) the exercise prices of outstanding options granted under the plans. For example, in a one-for-four reverse stock split, each outstanding option to purchase common stock would thereafter evidence the right to purchase that number of shares of our common stock equal to one-fourth of the number of shares of our common stock previously covered by the option (fractional shares will be rounded down without payment to the option holder of any fractional share consideration) and the exercise price per share would be four times the previous exercise price. Further, the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our existing stock option plans will be reduced to one-fourth of the number of shares currently included in such plans.

The following table illustrates the effects of a one-for-four reverse stock split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares of our capital stock:

	Number of Shares as of record date
	Prior to Reverse Stock Split	After 1-for-4 Reverse Stock Split
Authorized Shares of Common Stock	50,000,000	50,000,000
Outstanding Shares of Common Stock	27,808,763	6,952,191
Shares of Common Stock Available for Issuance	22,191,237	43,047,809

No Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the stockholder, in lieu of the issuance of a certificate for a fractional share, would be entitled to receive a payment in cash. The board of directors may elect either (a) to arrange for our transfer agent to aggregate and sell these fractional shares of our common stock and distribute the funds in lieu of those fractional shares or (b) to make a cash payment in an amount per share equal to $         per share. The owner of a resulting fractional share interest will have only a right to receive the cash payment therefor and not any voting, dividend or other right with respect to that interest. We estimate that the total payments to stockholders to cash out fractional shares of common stock in the reverse stock split will be approximately $            . Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, amounts due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Implementation of Reverse Stock Split

Our board of directors intends to direct our management to file the Amendment with the Secretary of State of the State of Delaware to effect the reverse stock split. Our board of directors reserves the right, in its sole discretion, not to make such filing and not to complete the reverse stock split if it deems it appropriate not to do so. The Amendment and the reverse stock split will not become effective if the filing is not made. We know of no reason why the Amendment, if approved by the stockholders, will not be filed.

Reasons For Reverse Stock Split

The board of directors believes that a reverse stock split is desirable for the following reasons:

(a) The board of directors believes that the anticipated increase in the market price per share resulting from a reverse stock split will help to make our common stock more attractive to investors and better position the Corporation for possible capital-raising transactions in the future. The anticipated increase in the per share market price of our common stock should also enhance the acceptability of our common stock generally to the financial community and the investing public.

(b) Our common stock has recently traded below $5.00 per share on a consistent basis.

A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower-priced stocks. Some of the policies and practices pertain to the payment of broker’s commissions and to time-consuming procedures that make the handling of lower-priced stock economically unattractive to brokers and therefore difficult for holders of common stock to manage. The expected increase in the per-share price of our common stock may help alleviate some of these issues.

(c) The structure of trading commissions also tends to have an adverse impact on holders of lower-priced stock because the brokerage commission on a sale of lower-priced stock generally represents a higher percentage of the sales prices than the commission on a relatively higher-priced issue, which may discourage trading in lower-priced stock. A reverse stock split could result in a price level for our common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our common stock, especially if a public trading market for our stock should develop in the future.

(d) The increase in the portion of our authorized shares of common stock that would be unissued after the reverse stock split is effectuated could be used for any proper corporate purpose approved by the board of directors. The increased number of authorized but unissued shares of our common stock will provide us with additional flexibility to issue additional shares of our common stock in connection with possible financings or other transactions in the future.

Reasons Against Reverse Stock Split

Even though the board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

(a) Despite the potential increase in liquidity discussed above, the reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

(b) A reverse stock split could result in a devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis.

(c) A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. If a public trading market for our stock develops in the future, these odd lots may be more difficult to sell than shares of our common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole, or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

(d) Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of the Corporation by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in our best interests or those of our stockholders. The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our board of directors is not aware of any attempt to take control of the Corporation, and our board of directors did not propose the Amendment with the intent that the increase in the number of authorized but unissued shares of common stock be utilized as a type of anti-takeover device.

(e) The increased number of authorized but unissued shares of our common stock could be issued by the board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.

Exchange of Stock Certificates

If the stockholders approve the Amendment and if our board of directors, in its sole discretion, elects to proceed with the reverse stock split, we will instruct our transfer agent to act as our exchange agent (the “Exchange Agent”) and to act for the holders of common stock in implementing the exchange of their certificates. Commencing on the effective date of the reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse-split common stock. One share of new common stock will be issued in exchange for four presently issued and outstanding pre-split shares of our common stock.

Beginning on the effective date of the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the adjusted number of shares of our post-reverse split common stock. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information purposes only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of our common stock will be the same as the adjusted basis of our common stock exchanged for such new shares of our common stock. The holding period of the new, post-split shares of our common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-split shares of our common stock exchanged for the new shares of our common stock. A stockholder who receives cash in lieu of a fractional share will be treated as if the Corporation has issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder’s pre-split shares of our common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder’s holding period exceeds 12 months.

No Dissenters’ Rights

The holders of shares of our common stock have no dissenters’ rights of appraisal under Delaware law, our Restated Certificate of Incorporation, as amended, or our by-laws, in each case, with respect to the proposed reverse stock split or the Amendment as it relates thereto.

Vote Required and Shares Outstanding

Approval of the Amendment requires the affirmative vote of the holders of a majority of our shares of outstanding common stock as of the close of business on the record date. As of the record date, there were              shares of our common stock, and no shares of our preferred stock, outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the Corporation’s stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

As of July 28, 2005, no shareholder (other than executive officers or directors whose stock is listed below), known by us owns beneficially more than 5% of our common stock.

The following tables set forth information regarding the shares of Nexity Financial Corporation Common Stock beneficially owned by (i) each director of Nexity Financial Corporation, (ii) the executive officers of Nexity Financial Corporation, and (iii) all directors and executive officers of Nexity Financial Corporation as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Corporation Common Stock listed as owned by such person or entity. The shares shown in the table below are shares prior to the implementation of the reverse stock split. The address of Greg L. Lee, who beneficially owns more than 5 percent of our outstanding common stock, is Nexity Financial Corporation, 3500 Blue Lake Drive, Suite 330, Birmingham, AL 35243.

Directors	Number of Shares Beneficially Owned		Percentage of Outstanding Shares of Common Stock (1)
R. Bradford Burnette	440,000	(2)	1.26%
John W. Collins	180,011	(3)	0.52%
Randy K. Dolyniuk	1,394,697	(4)	4.00%
Greg L. Lee	1,856,452	(5)	5.32%
David E. Long	1,702,759	(6)	4.88%
John J. Moran	1,741,059	(7)	4.99%
Denise N. Slupe	1,387,757	(8)	3.98%
William L. Thornton, III	465,000	(9)	1.33%

Executive Officers who are not directors
Cindy W. Russo	127,000	(10)	0.36%
Kenneth T. Vassey	402,500	(11)	1.15%

All directors and executive officers as a group (10 persons)	9,697,235		27.81%

(1)	The calculation is based on 27,806,763 shares of outstanding common stock and 7,062,724 shares of common stock that can be acquired within 60 days upon the exercise of stock options.
(2)	This includes 40,000 shares of common stock issuable to Mr. Burnette under our stock option plan and 350,000 shares owned by PAB Bankshares, Inc.
(3)	This includes 142,104 shares of common stock issuable to Mr. Collins under our stock option plan.

(4)	This includes 892,104 shares of common stock issuable to Mr. Dolyniuk under our stock option plan.
(5)	This includes 1,367,104 shares of common stock issuable to Mr. Lee under our stock option plan.
(6)	This includes 1,258,771 shares of common stock issuable to Mr. Long under our stock option plan.
(7)	This includes 1,258,771 shares of common stock issuable to Mr. Moran under our stock option plan and 40,000 shares that Mr. Moran holds as custodian for the benefit of his children.
(8)	This includes 892,104 shares of common stock issuable to Mrs. Slupe under our stock option plan.
(9)	This includes 40,000 shares of common stock issuable to Mr. Thornton under our stock option plan and 25,000 shares that Mr. Thornton holds as trustee for the benefit of his child.
(10)	This includes 125,000 shares of common stock issuable to Mrs. Russo under our stock option plan.
(11)	This includes 390,000 shares of common stock issuable to Mr. Vassey under our stock option plan and 2,500 shares that Mr. Vassey holds as trustee for the benefit of his child.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

The Corporation’s bylaws contain two provisions relating to the conduct of stockholders meetings and the submission of stockholder proposals.

The first provision requires that certain procedures be followed by a stockholder of record who wishes to present business at the annual meeting of stockholders. In order to nominate persons for the board of directors or present other business at a meeting, a stockholder must provide written notice thereof to the secretary of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting or the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

As it relates to director nominations, the written notice must state all information as to each nominee required to be disclosed in solicitations of proxies for election of directors under Securities and Exchange Commission regulations, including the written consent of each such nominee. As for any other business that the stockholder proposes to bring before the meeting, the written notice must contain a brief description of the business, the reasons for conducting the business at the meeting and any material interest in such business of such stockholder.

The notice must also contain the name and address of such stockholder and the class and number of shares of the Corporation owned beneficially and of record, as well as the same information for each beneficial owner who may be nominated for director.

The board of directors is not required to nominate a person designated by a stockholder in a written notice; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders’ meeting, and any stockholder may vote shares in person or by proxy for any individual such stockholder desires. The procedures relating to nominating directors and presenting other business at a stockholders’ meeting may only be used by a stockholder who is a stockholder of record at the time of the giving of the notice by the stockholder to the Secretary of the Corporation.

The second provision of the Corporation’s bylaws relates to the conduct of the business at a stockholders’ meeting. Under that provision, the board of directors of the Corporation has the authority to adopt rules for the conduct of meetings, and, unless inconsistent with any such rules, the Chairman of the meeting may prescribe such rules, regulations and procedures as, in his judgment, are appropriate for the proper conduct of the meeting.

Under Rule 14-8 of the SEC’s proxy rules, stockholders wishing to submit proposals for inclusion in the Corporation’s proxy statement for its 2006 Annual Meeting must have such proposals submitted to the Corporation at the address given on the first page hereof no later than 120 days prior to March 23, 2006.

OTHER MATTERS

As of the date of this Proxy Statement, our board of directors does not know of any matters that have been considered or approved by the holders of a majority of the shares of the Corporation’s common stock, other than as described in this Proxy Statement.

August 8, 2005

Solicited by the Board of Directors

PROXY

Nexity Financial Corporation

Special Meeting of Stockholders

August 31, 2005

The undersigned hereby appoints David E. Long and John J. Moran, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock of Nexity Financial Corporation (the “Corporation”) at a special meeting of stockholders to be held on August 31, 2005 and at any and all adjournments thereof.

1. To ratify an approve an Amendment to the Corporation’s Restated Certificate of Incorporation to effect a one-for-four reverse stock split.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. In their discretion, to vote on such other matters as may properly come before the meeting, but which are not now anticipated, and to vote upon matters incident to the conduct of the meeting.

This proxy is solicited on behalf of the board of directors of the Corporation and will be voted as directed herein. If no direction is given, this proxy will be voted for proposal 1 and in accordance with the discretion of the proxy holders as stated in item 2.

Please sign and date this proxy.

Dated:
Phone No.:

(Signature of Stockholder)

(Signature of Stockholder, if more than one)

Please sign exactly as your name appears on this proxy. Agents, executors, administrators, guardians and trustees must give full title as such. If shares are held jointly, each stockholder must sign. Corporations should sign by their president or other authorized officer.